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As filed with the Securities and Exchange Commission on August 4, 2005

Registration No. 333-124396

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Advanced Life Sciences Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	2854 (Primary Standard Industrial Classification Code Number)	30-0296543 (I.R.S. Employer Identification Number)

1440 Davey Road
Woodridge, Illinois 60517
(630) 739-6744
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael T. Flavin, Ph.D.
Chairman and Chief Executive Officer
Advanced Life Sciences Holdings, Inc.
1440 Davey Road
Woodridge, Illinois 60517
(630) 739-6744
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
R. Cabell Morris, Jr. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Paul M. Kinsella Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

EXPLANATORY NOTE

        The sole purpose of this Post-Effective Amendment No. 2 to Form S-1 is to file the attached Exhibit 10.10 as an exhibit hereto. Accordingly, only Part II to the registration statement is filed herewith. No other change is being made to the registration statement or accompanying prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth fees payable by us in connection with the issuance and distribution of our common stock in the offerings. All such fees and expenses, except the Securities and Exchange Commission registration fee, are estimated:

Securities and Exchange Commission Registration Fee	$10,152
NASD Filing Fee	9,125
Nasdaq National Market Filing Fee	100,000
Transfer Agent Fees and Expenses	15,000
Printing Engraving Fees and Expenses	100,000
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	350,000
Miscellaneous	165,723

TOTAL	$1,250,000

        Advanced Life Sciences Holdings, Inc. will bear all of the expenses shown above.

Item 14.    Indemnification of directors and officers

        Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Our amended and restated certificate of incorporation and by-laws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

        As permitted by the DGCL, our amended and restated certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which a director derives an improper personal benefit.

Item 15.    Recent Sales of Unregistered Securities

        The following list sets forth information regarding all securities sold by us since January 1, 2002:

(1)
On December 13, 2004, in connection with our recapitalization, we issued (i) 7,852,330 shares of common stock to Flavin Ventures, LLC at a purchase price of $1.46 per share, giving effect to unallocated contributions of capital made by Flavin Ventures, LLC; (ii) 1,588,000 shares of common stock to the Michael T. Flavin Revocable Trust, in exchange for 1,588,000 shares of common stock of Advanced Life Sciences, Inc., our current operating subsidiary and (iii) 41,685 shares of common stock to Karen Stec, in exchange for 41,685 shares of common stock of Advanced Life Sciences, Inc.

(2)
On December 13, 2004, in connection with and as consideration for our license of cethromycin and ABT-210 from Abbott Laboratories, we issued 1,122,569 shares of our common stock to Abbott Laboratories.

(3)
On December 13, 2004, we issued a warrant to purchase up to 14,887 shares of our common stock at an exercise price of $8.02 per share to Leaders Bank, in connection with entering our bank line of credit with Leaders Bank.

(4)
On February 8, 2005, we issued 151,534 shares of common stock to Flavin Ventures, LLC at a purchase price of $8.02 per share, giving effect to unallocated contributions of capital made by Flavin Ventures, LLC.

(5)
On February 8, 2005, we issued 70,284 shares of common stock to accredited investors at a purchase price of $8.02 per share.

(6)
Since the adoption of our 1999 Stock Incentive Plan, we have granted options to purchase 735,641 shares of common stock to employees, directors and consultants at exercise prices ranging from $0.157 to $8.02 per share. Of the 735,641 options granted, 686,837 remain outstanding, 6,717 were terminated and 42,082 shares of common stock have been purchased pursuant to the exercises of stock options for the aggregate consideration of $6,625.

        The offers, sales, and issuances of the securities described in paragraphs 1, 2, 3, 4 and 5 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering.

        The offers, sales and issuances of the options and common stock described in paragraph 6 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 1999 Stock Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

        The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of Advanced Life Sciences Holdings, Inc.
3.2*	Articles of Amendment of Articles of Incorporation of Advanced Life Sciences, Inc. designating its Series A Preferred Stock
3.3*	By-laws of Advanced Life Sciences Holdings, Inc.
4.1*	Specimen Common Stock Certificate
4.2*	Warrant to Purchase Shares of Common Stock of Advanced Life Sciences Holdings, Inc., dated December 21, 2004, issued to Leaders Bank
4.3*	Registration Rights Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc.
4.4*	Stock Purchase Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc.
4.5*	Partnership Exchange Agreement, dated December 13, 2004, by and between Advanced Life Sciences Holdings, Inc. and Flavin Ventures, LLC
4.6*	ALS Exchange Agreement, dated December 13, 2004, by and between Advanced Life Sciences Holdings, Inc., the Michael T. Flavin Revocable Trust and Karen Stec
4.7*	Partnership Dissolution Agreement, dated December 13, 2004, by and between Advanced Life Sciences Holdings, Inc. and Advanced Life Sciences, Inc.
4.8*	Contribution Agreement, dated as of December 13, 2004, by and between Flavin Ventures, LLC and the Michael T. Flavin Revocable Trust
4.9*	Ventures Contribution Agreement, dated as of December 13, 2004, by and between ALS Ventures, LLC and Flavin Ventures, LLC
5.1*	Opinion of Winston & Strawn LLP
10.1*	Stock Incentive Plan Assignment, Assumption and Amendment Agreement, dated December 13, 2004, by and between Advanced Life Sciences, Inc. and Advanced Life Sciences Holdings, Inc.
10.2*	Employment Agreement June 1, 2002, by and between Advanced Life Sciences, Inc. and Michael T. Flavin
10.3*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and John L. Flavin
10.4*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and R. Richard Wieland II
10.5*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and Suseelan Pookote

10.6*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and Ze-Qi Xu
10.7*	Loan Agreements, dated between November 25, 1999 and October 29, 2001, between the Government of the State of Sarawak and Sarawak MediChem Pharmaceuticals Inc.
10.8*	Promissory Note, dated September 1, 2001, from Advanced Life Sciences, Inc. in favor of Michael T. Flavin
10.9*	Business Loan Agreement, dated May 31, 2005, between Advanced Life Sciences Holdings, Inc. and The Leaders Bank
10.10	License Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as amended on April 27, 2005 and August 2, 2005)
10.11*	License Agreement, dated April 28, 2003, by and between The University of Chicago, as Operator of Argonne National Laboratory, and Advanced Life Sciences, Inc.
10.12*	Exclusive License Agreement, dated December 2, 1999, by and between the Board of Trustees of the University of Illinois and Advanced Life Sciences, Inc.
10.13*	Patent Assignment and License Agreement, dated January 24, 1989, Baxter International Inc. and Michael T. Flavin
10.14*	Joint Venture Agreement, dated December 21, 1996, between Craun Research Sdn. Bhd, for and on behalf of the Government of the State of Sarawak, Malaysia, and MediChem Research Inc.
10.15*	Patent License Agreement, dated May 18, 1995, between the National Institutes of Health and MediChem Research, Inc.
10.16*	License Agreement, dated December 27, 1995, between MediChem Research, Inc. and the Government of Sarawak
10.17*	Management Services Agreement, dated January 1, 2004, by and between Advanced Life Sciences, Inc. and Flavin Ventures, LLC
10.18*	Advanced Life Sciences, Inc. Annual Bonus Plan
10.19*	Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan
10.20*	Assignment of Lease by Lessor with Consent of Lessee, dated November 1, 2004, by Flavin Ventures, LLC to Biostart Property Group, LLC
10.21*	Form of Indemnification Agreement
10.22*	Letter agreement, dated July 28, 2005, from Michael T. Flavin, Ph.D., to Advanced Life Sciences Holdings Inc. regarding the extension of the maturity of his loan
10.23*	Commitment Letter, dated July 28, 2005, from Leaders Bank to Advanced Life Sciences Holdings, Inc.
21.1*	Subsidiaries of Advanced Life Sciences Holdings, Inc.
23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Winston & Strawn LLP (contained in their opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

*
Previously filed

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement (No. 333-124396) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 4th day of August, 2005.

ADVANCED LIFE SCIENCES HOLDINGS, INC. (Registrant)
By:
/s/ MICHAEL T. FLAVIN
	Name:	Michael T. Flavin
	Title:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL T. FLAVIN Michael T. Flavin	Chairman and Chief Executive Officer (Principal Executive Officer)	August 4, 2005
/s/ JOHN L. FLAVIN* John L. Flavin	President and Director	August 4, 2005
/s/ R. RICHARD WIELAND II* R. Richard Wieland II	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2005
/s/ TERRY W. OSBORN* Terry W. Osborn	Director	August 4, 2005
/s/ ISRAEL RUBINSTEIN* Israel Rubinstein	Director	August 4, 2005
/s/ ROSALIE SAGRAVES* Rosalie Sagraves	Director	August 4, 2005
/s/ THOMAS V. THORNTON* Thomas V. Thornton	Director	August 4, 2005
*By:	/s/ MICHAEL T. FLAVIN Michael T. Flavin Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of Advanced Life Sciences Holdings, Inc.
3.2*	Articles of Amendment of Articles of Incorporation of Advanced Life Sciences, Inc. designating its Series A Preferred Stock
3.3*	By-laws of Advanced Life Sciences Holdings, Inc.
4.1*	Specimen Common Stock Certificate
4.2*	Warrant to Purchase Shares of Common Stock of Advanced Life Sciences Holdings, Inc., dated December 21, 2004, issued to Leaders Bank
4.3*	Registration Rights Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc.
4.4*	Stock Purchase Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc.
4.5*	Partnership Exchange Agreement, dated December 13, 2004, by and between Advanced Life Sciences Holdings, Inc. and Flavin Ventures, LLC
4.6*	ALS Exchange Agreement, dated December 13, 2004, by and between Advanced Life Sciences Holdings, Inc., the Michael T. Flavin Revocable Trust and Karen Stec
4.7*	Partnership Dissolution Agreement, dated December 13, 2004, by and between Advanced Life Sciences Holdings, Inc. and Advanced Life Sciences, Inc.
4.8*	Contribution Agreement, dated as of December 13, 2004, by and between Flavin Ventures, LLC and the Michael T. Flavin Revocable Trust
4.9*	Ventures Contribution Agreement, dated as of December 13, 2004, by and between ALS Ventures, LLC and Flavin Ventures, LLC
5.1*	Opinion of Winston & Strawn LLP
10.1*	Stock Incentive Plan Assignment, Assumption and Amendment Agreement, dated December 13, 2004, by and between Advanced Life Sciences, Inc. and Advanced Life Sciences Holdings, Inc.
10.2*	Employment Agreement June 1, 2002, by and between Advanced Life Sciences, Inc. and Michael T. Flavin
10.3*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and John L. Flavin
10.4*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and R. Richard Wieland II
10.5*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and Suseelan Pookote
10.6*	Employment Agreement, dated April 11, 2005, by and between Advanced Life Sciences, Inc. and Ze-Qi Xu

10.7*	Loan Agreements, dated between November 25, 1999 and October 29, 2001, between the Government of the State of Sarawak and Sarawak MediChem Pharmaceuticals Inc.
10.8*	Promissory Note, dated September 1, 2001, from Advanced Life Sciences, Inc. in favor of Michael T. Flavin
10.9*	Business Loan Agreement, dated May 31, 2005, between Advanced Life Sciences Holdings, Inc. and The Leaders Bank
10.10	License Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as amended on April 27, 2005 and August 2, 2005)
10.11*	License Agreement, dated April 28, 2003, by and between The University of Chicago, as Operator of Argonne National Laboratory, and Advanced Life Sciences, Inc.
10.12*	Exclusive License Agreement, dated December 2, 1999, by and between the Board of Trustees of the University of Illinois and Advanced Life Sciences, Inc.
10.13*	Patent Assignment and License Agreement, dated January 24, 1989, Baxter International Inc. and Michael T. Flavin
10.14*	Joint Venture Agreement, dated December 21, 1996, between Craun Research Sdn. Bhd, for and on behalf of the Government of the State of Sarawak, Malaysia, and MediChem Research Inc.
10.15*	Patent License Agreement, dated May 18, 1995, between the National Institutes of Health and MediChem Research, Inc.
10.16*	License Agreement, dated December 27, 1995, between MediChem Research, Inc. and the Government of Sarawak
10.17*	Management Services Agreement, dated January 1, 2004, by and between Advanced Life Sciences, Inc. and Flavin Ventures, LLC
10.18*	Advanced Life Sciences, Inc. Annual Bonus Plan
10.19*	Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan
10.20*	Assignment of Lease by Lessor with Consent of Lessee, dated November 1, 2004, by Flavin Ventures, LLC to Biostart Property Group, LLC
10.21*	Form of Indemnification Agreement
10.22*	Letter agreement, dated July 28, 2005, from Michael T. Flavin, Ph.D., to Advanced Life Sciences Holdings Inc. regarding the extension of the maturity of his loan
10.23*	Commitment Letter, dated July 28, 2005, from Leaders Bank to Advanced Life Sciences Holdings, Inc.
21.1*	Subsidiaries of Advanced Life Sciences Holdings, Inc.
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Winston & Strawn LLP (contained in their opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

*
Previously filed

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of directors and officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX